EXHIBIT 10.1
September 10, 2007
Mr. Robert Cutlip
c/o First Industrial Realty Trust, Inc.
Five Concourse Parkway, Suite 2020
Atlanta, GA 30328
     Re:     Employment
Dear Bob:
     The purpose of this letter is to memorialize the terms of your employment with First Industrial Realty Trust, Inc., and its affiliates (“FR”), in the newly created position of Executive Vice President — North America (“EVP-NA”), or in such other comparable or other capacity as mutually agreed between you and FR, on the terms set forth below.
1.	Position and Responsibilities: As EVP-NA you will have responsibility for all of North America to provide industry solutions to FR’s core customer groups. Initially, your direct reports will be FR’s managing directors in North America and our National Director Integrated Industrial Solutions. As EVP-NA, you will serve as a participant on FR’s Management Committee. In your position you will also monitor and take actions appropriate to insure that FR maintains its competitive advantages. You agree to devote your best efforts and full business time (excluding any period of disability, vacation or similar permitted leaves), energy, skills and attention to FR’s business and affairs, on an exclusive basis, unless otherwise approved by the Chief Executive Officer of FR. You shall report to the Chief Executive Officer of FR and shall have such duties and authority as are defined, modified and delegated from time to time by the CEO.
2.	Term: The term of this Agreement will be five (5) years, commencing September 10, 2007 (the “Effective Date”), and terminating September 10, 2012, unless extended by mutual written agreement. In the event of a Change of Control, as defined in Paragraph 4(c) below, which occurs during the Agreement term, the term will automatically extend for twelve (12) months from such change and then end.
3.	Annual Compensation: Your annual compensation package shall consist of a number of components, as follows:
(a)	Base Salary: You will be paid a Base Salary of $275,000 per annum, which Base Salary shall be subject to annual review and adjustment by the Compensation Committee of the Board of Directors, but which shall not be reduced below that figure.

(b)	Incentive Compensation: Your annual incentive will be paid under a customized incentive compensation plan (“Incentive Compensation”), as follows:
(i)	Managing Director Override: You will be paid a 35% override on the cumulative override payments received under their respective incentive compensation plans by the managing directors who report directly to you.

(ii)	Subjective Incentive Compensation: You will be paid an additional subjective incentive compensation with maximum annual awards of $75,000 for achievement of organization development goals, $150,000 for achievement of corporate real estate goals and $75,000 for special projects assigned at the Chief Executive Officer’s discretion.

(iii)	Payment of Incentive Compensation: All Incentive Compensation earned for any year shall be paid partly in cash and partly in restricted stock of FR, on the basis of 60% cash and 40% restricted stock. The cash portion of the Managing Director Override will normally be paid on a quarterly basis 45 days following the end of each quarter. The remainder of the Incentive Compensation will be paid on an annual basis within 45 days following the end of each calendar year. The restricted stock will vest over a three (3) year period following the date of issuance, on a level pro rata basis of 33 1/3% of the end of each of years one (1), two (2) and three (3) following issuance. Any payment of Incentive Compensation pursuant to this Section 3 will require your continued employment through the payment date, which will be no later than 2 1/2 months following the close of the annual performance period. Termination of employment, for any reason other than under Paragraphs 4(a) (termination without cause)—but only in the event of termination by FR, 4(c) (change of control), 4(d) (death or disability) and 4(e) (change in responsibility), prior to the payment date will result in the forfeiture of any right to payment of the Incentive Compensation amount.

(iv)	Benefits, Insurance and Automobile Allowance: You will receive the standard benefits and insurance package provided to all other senior officers of FR. You will also receive an automobile allowance of $800 per month.

(v)	Vacation: You will be entitled to four (4) weeks of paid vacation per year, which will not carry over to subsequent years or be redeemable for cash except as provided by Company policy generally applicable to employees.
4.	Termination:
(a)	No Cause: Either you or FR will have the right to terminate this Agreement at any time, for no cause, upon thirty (30) days’ prior written notice to the other party. In the event of such termination by FR, you will be paid a cash “Severance Payment” equal to (i) your base salary and vacation pay earned and unpaid through the date of termination, plus (ii) two (2) times your then-applicable annual base salary, plus (iii) 70% of the average of your cash bonus for the two years prior to the year in which termination occurs. Such Severance Payment shall constitute the full extent of FR’s obligation to you in such circumstance (without limitation of any rights that you may have under any equity incentive award (e.g. under a restricted stock agreement), any tax-qualified retirement plan or COBRA).

(b)	Cause: FR will have the right to terminate your employment for cause at any time, on the lesser of thirty (30) days’ notice or such lesser notice as may be necessary in the event of an emergency created by your misconduct. Cause shall mean your having been found (i) guilty of criminal activity; (ii) to have engaged in substance abuse; (iii) to have committed acts of fraud or dishonesty, (iv) to have engaged in willful or grossly negligent misconduct; or (v) to have engaged in a recurring pattern of material and willful dereliction of your material responsibilities, where such recurring failure has a material adverse effect upon the business of FR, as reasonably determined by the CEO, in the CEO’s good faith determination.. If FR intends to terminate you for cause, it shall notify you of the basis for such intended action, and provide you with an opportunity to meet with the CEO and others designated by the CEO (if any) to address the validity of the relevant factual accusations, but FR shall retain the right to make a good faith determination of the existence of the grounds for a cause-based termination.

(c)	Change of Control: In the event of a Change of Control of FR (as such is defined in FR’s 2001 Stock Incentive Plan or in any subsequently adopted equity incentive plan) and you are terminated without cause or your position is substantially adversely modified, then you shall have the right to terminate your employment within twelve (12) months of the effective date of such Change of Control, and to receive the Severance Payment described in Paragraph 4(a) above.

(d)	Death or Disability: In the event of termination of your employment due to your death or permanent disability, you or your family will receive a Severance Payment equal to fifty percent (50%) of the Severance Payment described in Paragraph 4(a) above.

(e)	Change in Responsibility: If there is a substantial reduction in your level of your responsibility or a change in the organization of FR so that you cease to report directly to the CEO, you may elect to treat the reduction or change as a termination by FR for no cause under Paragraph 4(a); provided, however, that you must first give FR notice of the events giving rise to such right and allow FR a reasonable period to cure such circumstances. The acquiescence to such a reduction of responsibility or change in reporting obligations for a period of time up to six months shall not be deemed to be a waiver of your right to claim the reduction or change as a termination by

FR for no cause under Paragraph 4(a); provided, however, that such right may be waived at any time in writing. For purposes of this subsection, a reduction in responsibilities due your disability or in response your behavior which can constitute “cause” under Paragraph 4(b), will not be treated as a termination for no cause under Paragraph 4(a).
5.	Exclusivity, Non-Compete and Confidentiality: During the term of this Agreement, you will devote all of your professional time and attention to the business of FR, unless otherwise approved by the CEO of FR, and, with respect in investments in commercial real estate, will specifically comply with FR’s Investment Conflicts Policy. For a period of one (1) year following a termination of your employment, by you or FR, for any reason other than by FR for Cause, you agree not to directly or indirectly, as a principal, agent, consultant, employee, broker, investor, or otherwise, solicit or attempt to exploit, for your benefit or that of others, any “FR North American Business Opportunity” that shall have been originated within the FR’s organization at the time of your termination, as evidenced in writing in FR’s records (inclusive of e-mails), or by expenditures of pursuit costs by FR. For purposes hereof, a North American Business Opportunity shall be any proposed transaction involving the rendition of services by FR or any of FR’s affiliates, or the purchase, development, sale, lease or other disposition of, the financing or other capitalization of any project or property (collectively “Opportunities”), that relates to projects located in any North American market in which FR does business. In addition, you will not employ, solicit employment of, or engage in employment-related communication with any employee of FR who reported directly to you or to whom you reported during this one (1) year period. In addition, you will, for an indefinite period of time, maintain the confidentiality of proprietary information, concerning FR or its lenders, tenants, sellers, buyers or investors made available to you by FR during your employment.
6.	Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties and their affiliates respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, including without limitation, the Separation Agreement dated March 13, 2006 between you and First Industrial, LP. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by you and FR.
7.	Mandatory Arbitration: Any dispute or controversy hereunder shall be committed to binding arbitration under the AAA rules, by a single arbitrator selected by the parties through the process of single elimination of a proposed roster of eleven (11) arbitrators submitted by the AAA. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the parties, and not any compromise position, and under which the non-prevailing party shall bear all costs of the arbitration, including the prevailing party’s legal fees. The order of such arbitrator shall be final and binding, and may be enforced by a Court of competent jurisdiction. Nothing herein contained shall preclude either party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning party.

8.	IRC Code Section 409A: Notwithstanding any anything contained herein to the contrary, if at the time of your termination of employment you are a “specified employee” as defined in Internal Revenue Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination, then, and only as and to the extent required by such provisions, the date of payment of any payments otherwise provided to you shall be delayed for a period of up to six (6) months following the date of termination.
     I am extremely enthusiastic about the prospect of working with you over many years to come, to our mutual benefit.

Best regards,
/s/ Michael W. Brennan
Michael W. Brennan
President, First Industrial Realty Trust, Inc.

Agreed, September 10, 2007
/s/ Robert Cutlip
Robert Cutlip